Exhibit 10.4

LOAN AGREEMENT

entered into between:

Mr. Yat-Gai Au

(“the Lender”)

And

Regencell Bioscience Limited

(“the Borrower”)

This LOAN AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into on November 10, 2020, by and between Yat-Gai Au, a holder of Hong Kong Identity Card Number: [          ], 11/F First Commercial Building, 33-35 Leighton Road, Causeway Bay, Hong Kong (hereinafter referred to as the “Lender”) and Regencell Bioscience Limited, a limited company duly established under the laws of Hong Kong, having its registered office at 11/F First Commercial Building, 33-35 Leighton Road, Causeway Bay, Hong Kong (hereinafter referred to as the “Borrower”). The Lender and the Borrower collectively shall be referred to as the “Parties” and respectively as the “Party.”

WHEREAS, immediately prior to effectiveness of this Agreement, the Lender has provided certain loans to the Borrower in an aggregate amount of HK$[          ] as of June 30, 2020 and an additional HK$[          ] from July 1, 2020 to November 10, 2020. (the “Existing Loan”);

WHEREAS, the Parties desire to enter this Agreement to evidence the Existing Loan and document their oral agreements of the terms and conditions of such Existing Loan when such loan was initially generated; and

WHEREAS, the Lender further agrees to make Loan (as defined below) to the Borrower in connection with the daily operation and research of the Borrower in accordance with the terms and conditions set forth in this Agreement;

NOW THEREFORE, the Parties agree as follows:

Article 1 – Definitions and interpretation

1.1	Definitions; In this Agreement, the following expressions shall have the following meanings:

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for normal banking business in Hong Kong.

“Effective Date” means the date this Agreement is signed upon by both parties as mentioned in the beginning of this Agreement.

“Loan” means the loan facility made available in HK dollar, without limit on the number or duration, through wire transfer to Borrower’s bank account upon the effectiveness of this Agreement.

“Loan Date” means the Business Day on which the Lender makes available the Loan to the Borrower.

“Maturity Date” means the 30th day of June 2021, subject to indefinite extension if agreed by the Parties in writing.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

1.2	Interpretation; In this Agreement, unless the context otherwise requires:

a. headings and underlining are for convenience only and shall not affect the interpretation of this Agreement;

b. words importing the singular shall include the plural and vice versa;

c. words importing a gender shall include any gender; and

d. references to "HK$" or "HK dollar" shall refer to the official currency of Hong Kong.

Article 2 - The Loan

2.1

Loan; Subject to the terms of this Agreement, the Lender agrees to make the Loan available to the Borrower in a timely manner or make payments on the Borrower’s behalf, according to the needs of the operations and research activities of the Borrower and its subsidiaries or parent company.

2.2	Purpose of the Loan; The Loan is strictly for the use by the Borrower and its subsidiaries or parent company for daily operation and research activities. The use of Loan shall be agreed and determined by the Parties before granting the Loan.

Article 3 – Interest

3.1	Interest Rate; The Loan and Existing Loan shall bear 0% interest per annum.

Article 4 – Payment of the Loan and Existing Loan

4.1	Payment; The Borrower shall repay the Loan and Existing Loan on the Maturity Date. If agreed by the Parties in writing, the Maturity Date may be extended indefinitely.

4.2	Prepayment; The Borrower may repay, at any time and from time to time and any other sum then due to the Lender under any provisions of this Agreement, in whole or in part.

4.3

Method of Payment; Payment by the Borrower shall be denominated in HK dollar or any other denomination agreed upon by the Parties and shall be made by telegraphic transfer to such bank and bank account as the Lender shall designate in writing.

Article 5 – Taxes

The Borrower shall be responsible for the payment of all present or future taxes and/or duties assessed or imposed by the Government of Hong Kong or a governmental agency thereof with respect to the execution and/or performance of this Agreement and the repayment of the Loan.

Article 6 – Assignment

The Lender shall be entitled to assign or transfer any of his rights or obligations under this Agreement to a third party by providing the Borrower with a 7-day prior written notice. The Borrower shall not assign any of its rights or obligations under this Agreement to any party without the prior written approval by the Lender.

Article 7 – Amendment

Any provision of this Agreement may be amended or supplemented only if the Parties so agree in writing.

Article 8 – Costs and Expenses

Save as otherwise provided, each Party shall bear its own legal and other costs and expenses incurred in relation to the preparation, execution, performance or enforcement of this Agreement.

Article 9 – Notices

Any notice under this Agreement shall be given in writing by first class pre-paid post and be addressed:

If to the Lender:

Mr. Yat-Gai Au

Address: 11/F First Commercial Building, 33-35 Leighton Road, Causeway Bay, Hong Kong

If to the Borrower:

Regencell Bioscience Limited

Address: 11/F First Commercial Building, 33-35 Leighton Road, Causeway Bay, Hong Kong

Notices addressed as provided above shall be deemed to have been duly given when delivered (in the case of personal delivery), 2 (two) days after posting (in the case of letters sent within the same country), or 5 (five) days after posting (in the case of letters sent internationally), provided that notices to the Lender shall be effective only upon their actual receipt by the Lender. In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following day in such country.

Article 10 - Miscellaneous

10.1	Governing Law; This Agreement is subject to and is to be construed in accordance with the laws for the time being and from time to time in force in Hong Kong.

10.2

Dispute Settlement; Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Arbitration Rules of the Hong Kong International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of three (3) arbitrator(s). The language of the arbitration shall be English.

10.3	Counterparts; This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Lender	Borrower
Yat-Gai Au	Regencell Bioscience Limited

/s/	/s/
Name: Yat-Gai Au	Name: Yat-Gai Au
Title: Chairman and Chief Executive Officer

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